UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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CRITICAL PATH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

November 28, 2007

To the Shareholders:

I am pleased to invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Critical Path, Inc. (the “Company”) to be held on December 27, 2007 at 10:00 a.m. local time at the offices of Pillsbury Winthrop Shaw Pittman LLP, 50 Fremont Street, San Francisco, CA 94105-2228.

The agenda for this year’s meeting is identified and described in the enclosed materials. The Proxy Statement describes in detail the proposed items to be presented to the shareholders at the meeting. I encourage you to read the proxy carefully.

I am delighted you have chosen to invest in Critical Path, Inc. and hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy card in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the Annual Meeting even if you do not attend in person.

A copy of the Company’s Annual Report has been mailed with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.

Sincerely,

/s/ Mark E. Palomba
Mark E. Palomba
Chief Executive Officer

CRITICAL PATH, INC.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

(415) 541-2500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS — December 27, 2007

To the Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Critical Path, Inc., a California corporation (the “Company”), will be held on December 27, 2007 at 10:00 a.m. local time at the offices of Pillsbury Winthrop Shaw Pittman LLP, 50 Fremont Street, San Francisco, CA 94105-2228. At this meeting you will be asked to consider and vote upon proposals to:

(1)    elect seven directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

(2)    ratify the appointment of Burr, Pilger & Mayer LLP as the Company’s independent accountants for the 2007 fiscal year; and

(3)    transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

The names and biographies of the nominees for director are set forth in the enclosed Proxy Statement.

All shareholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to ensure your representation at the Annual Meeting, please carefully read the accompanying Proxy Statement that describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all of your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

Only shareholders of record at the close of business on November 23, 2007 (the “Record Date”) are entitled to notice of and to vote at this meeting and at any continuation or adjournment thereof. Please note that if your shares are held in “street name,” that is, in the custody of a financial institution or other holder of record, you will vote through the institution or holder in whose name the shares are held. If you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

/s/ Michael A. Plumleigh

Michael A. Plumleigh

Secretary

San Francisco, California

November 28, 2007

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Critical Path, Inc., a California corporation (the “Company” or “Critical Path”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. local time on December 27, 2007 at the offices of Pillsbury Winthrop Shaw Pittman LLP, 50 Fremont Street, San Francisco, CA 94105-2228.

The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent to shareholders is on or about November 30, 2007.

Voting

Only shareholders of record of the Common Stock of the Company (“Common Stock”), including the holders of securities that are convertible into Common Stock at the close of business on November 23, 2007 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Common Stock is entitled to one vote. Each share of Series D Redeemable Convertible Participating Preferred Stock (“Series D Preferred Stock”) is entitled to the number of votes equal to its accreted value as of the Record Date divided by 4.20. Each share of Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”) is entitled to one vote for each share of Common Stock into which such share of Series E Preferred Stock may be converted as of the Record Date. Cumulative voting is not permitted. On November 23, 2007, there were 37,682,065 shares of Common Stock outstanding, and together with the votes entitled to be cast by the holders of Series D Preferred Stock and Series E Preferred Stock there were an aggregate of 112,141,073 shares entitled to be cast by the shareholders of the Company. Therefore, the presence at the Annual Meeting, either in person or by proxy, of shareholders representing a majority, or 56,070,537 of the votes entitled to be cast, will constitute a quorum for the transaction of business at the Annual Meeting. See the section entitled “Special Note About Outstanding Shares” for further information on the Common Stock issuable upon the conversion of certain securities.

Directors are elected by a plurality vote. This means the seven nominees for director who receive the most votes cast in favor will be elected. For Proposal One, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that withholding the authority to vote for an individual results in another individual receiving a larger number of votes. Approval of Proposal Two requires that the affirmative votes cast by the holders of Common Stock, Series D Preferred Stock and Series E Preferred Stock present in person or represented by proxy and entitled to vote exceed the number of votes cast against the proposal. Accordingly, for Proposal Two, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. Broker non-votes occur with respect to a particular (non-routine) matter when a nominee, such as a financial institution, returns a proxy, but is not permitted to vote on that matter without receiving voting instructions (via proxy vote) from the beneficial owner and instructions are not given. An automated system administered by ComputerShare Trust Company, Inc., the Company’s transfer agent, will tabulate votes cast by proxy and an employee of the transfer agent will serve as inspector of elections for the Common Stock and will tabulate votes cast in person at the Annual Meeting. An employee of the transfer agent also will tabulate separately affirmative and negative votes, abstentions and broker non-votes.

Shareholders may vote their shares at the Annual Meeting in person. If any shareholder is unable to attend the Annual Meeting, such shareholder may vote by proxy. The enclosed proxy card, when returned properly completed, will be voted as you direct on the proxy card. Should you receive more than one proxy card because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted. If the enclosed form of proxy card is properly signed, dated and returned, the shares represented thereby will be voted at the Annual Meeting by the proxyholders in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each of the seven nominees to the Board listed in the proxy card, unless the authority to vote for the election of any such nominee is withheld. If no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two. The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal at the Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters, including, but not limited to, adjourning the meeting to a later time and place for the purpose of soliciting additional votes.

Holders of the outstanding shares of the Series D Preferred Stock and Series E Preferred Stock will receive separate information regarding the exercise of their voting rights, which information accompanies this Proxy Statement. Holders of the outstanding shares of the Company’s Common Stock, Series D Preferred Stock and Series E Preferred Stock do not have appraisal rights under California law or under the governing documents of the Company in connection with this solicitation.

Revocability of Proxies

Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing an instrument of revocation with the Secretary of the Company or by the presentation, at the meeting, of a duly executed proxy bearing a later date. A proxy also may be revoked by attending the meeting and electing to vote in person.

Solicitation

The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material that may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company may retain the services of an outside proxy solicitation firm at an estimated cost of approximately $10,000 to $15,000. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation for such solicitation.

Special Note About Outstanding Shares

Unless otherwise indicated, references to votes entitled to be cast at the Annual Meeting includes 16,747,356 votes entitled to be cast by the holders of 3,520,537 shares of Series D Preferred Stock and 57,711,652 votes entitled to be cast by the holders of the 48,346,820 shares of Series E Preferred Stock outstanding as of the Record Date. The holders of Series D Preferred Stock are entitled to the number of votes equal to the accreted value of their shares of Series D Preferred Stock divided by 4.20. The holders of Series E Preferred Stock are entitled to one vote for each share of Common Stock into which their preferred stock may be converted.

PROPOSAL ONE:

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to serve until the next Annual Meeting and until their successors are duly elected and qualified, or until the death, resignation, or removal of such director. The proxy holders intend that the proxies given pursuant to the proxy card that accompanies this proxy statement will be voted for the election as directors of Mario Bobba, Ross M. Dove, Mark J. Ferrer, Gerald Ma Lai Chee, Mark E. Palomba, Frost R.R. Prioleau and Michael J. Shannahan, unless authority to vote for any such nominee is withheld. The seven nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, which we do not anticipate, the Board of Directors by resolution may reduce the number of directors or choose a substitute.

Under the terms of the Amended and Restated Stockholders Agreement, dated November 23, 2003, by and among the Company and the holders of Series D Preferred Stock and certain holders of Series E Preferred Stock (the “Stockholders Agreement”), certain holders of Series D Preferred Stock and Series E Preferred Stock (not affiliated with the investors referenced below) are entitled to nominate one director to the Company’s Board of Directors. In accordance with the terms of the Stockholders Agreement, the Company agreed to cause the nomination of Gerald Ma Lai Chee, as the nominee of this group of holders of Series D Preferred Stock and Series E Preferred Stock.

In addition, under the terms of the Company’s Stockholders Agreement, as long as 500,000 shares of the Series D Preferred Stock remain outstanding and certain affiliated investors hold at least a majority of the outstanding Series D Preferred Stock, these investors are entitled to elect one director to the Company’s Board of Directors. The director representing these holders of Series D Preferred Stock is Tom Tinsley.

Set forth below are the titles, biographical summaries and ages of (i) individuals (all of whom are current directors of the Company) who have been nominated by the Board for election as directors; and (ii) Tom Tinsley, the director elected by the holders of Series D Preferred Stock in May 2004, who is not up for re-election at this time.

Directors

The current directors, including the seven nominees for election as director, of Critical Path and their ages as of November 26, 2007 are as follows:

Name	Age	Position
Mark J. Ferrer*	47	Chairman of the Board
Mario Bobba*	59	Director
Ross M. Dove (1)(2)(3)*	55	Director
Mark E. Palomba*	48	Director and Chief Executive Officer
Frost R.R. Prioleau (1)(2)(3)*	47	Director
Michael J. Shannahan (1)*	59	Director
Tom Tinsley(2)(4)	54	Director
Gerald Ma Lai Chee(5)*	39	Director

*	Nominee for Director.
(1)	Member of the Audit Committee of the Board of Directors.
(2)	Member of the Compensation Committee of the Board of Directors.
(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.
(4)	Lead Director.
(5)	Appointed to the Board of Directors on August 1, 2007.

Mark J. Ferrer has served as a director since May 2004 and as Chairman of the Board since February 2005. Since July 2007, Mr. Ferrer has served as Vice President and General Manager, Software Americas, of Hewlett

Packard Company. From March 2004 to June 2007, Mr. Ferrer served as our Chief Executive Officer. Prior to joining Critical Path, Mr. Ferrer served as president and chief executive officer of Vastera, Inc. from February 2002 to November 2003 and prior to that as its president and chief operating officer from December 1999 to November 2003. From April 1998 to December 1999, Mr. Ferrer held various management positions with the Baan Company, serving as president of Baan Americas and as chief operating officer of Aurum Software. From June 1982 to April 1998, Mr. Ferrer served in various roles at IBM Corporation. Mr. Ferrer serves on the board of directors of Plateau Systems, a private company, and of Teach for America, DC, a not-for-profit corporation.

Mario Bobba has served as a director since July 2005. From February 2005 to June 2005, Mr. Bobba served as General Manager, Worldwide Sales of Critical Path. From January 2000 to February 2005, Mr. Bobba served in various sales management positions for Critical Path, covering the European, Middle Eastern, African and Latin American regions.

Gerald Ma Lai Chee has served as a director since August 2007. Mr. Ma has been the Corporate Strategy & Chief Manager, Corporate Business Development, of Cheung Kong (Holdings) Limited since February 1996. He is a Director of AMTD Financial Planning Limited, iBusiness Corporation Limited, CK Communications Limited, Bejing Net-Infinity Technology Development Company Limited, mReferral Corproation (HK) Limited and Silk Telecom Pty Limited. He is also a Non-Executive Director of ARA Asset Management (Prosperity) Limited and The Ming An (Holdings) Company Limited. He holds a Bachelor of Commerce degree in Finance and a Master of Arts degree in Global Business Management. Pursuant to the terms of the Stockholders Agreement, certain holders of Critical Path Series D Preferred Stock and Series E Preferred Stock hold a right to cause the nomination of one director to the Board. Critical Path agreed to cause the nomination of Mr. Ma as the nominee of these holders to the Board pursuant to the obligations set forth in the Stockholders Agreement.

Ross M. Dove has served as a director since April 2003. Since January 2005, Mr. Dove has served as the Executive Chairman of DoveBid, Inc. From 1980 to August 2005, Mr. Dove served as chairman and chief executive officer of DoveBid.

Mark E. Palomba has served as a director since November 2007 and our Chief Executive Officer since June 2007. From January 2006 to June 2007, Mr. Palomba served as our Executive Vice President, Worldwide Sales and Field Operations. From May 2004 to January 2006, Mr. Palomba served as our Executive Vice President, Worldwide Services, Support and Asia Pacific. Prior to joining Critical Path, Mr. Palomba served as Senior Vice President, Global Operations at Vastera, Inc. from February 2000 to December 2003. Prior to joining Vastera, Mr. Palomba served as Senior Vice President of Consulting for Baan Americas, a software company from January 1999 to February 2000 and as Vice President of Consulting, Client Services for Aurum Software from July 1998 to January 1999. From 1982 to July 1998, Mr. Palomba held numerous positions with the IBM Corporation.

Frost R. R. Prioleau has served as director since February 2004. From September 2003 to the present, he has served as the managing partner of Blue Bridge Capital. Since January 2004, Mr. Prioleau has served as the Chief Executive Officer of Nova Media GP, LLC. Mr. Prioleau also serves as the Chief Executive Officer of Personifi GP, LLC. From December 2000 to August 2002, Mr. Prioleau served as the President of Intraware, Inc., an internet software/services company. From May 2000 to December 2000, Mr. Prioleau served as the Executive Vice President of eServices of Intraware, Inc. From 1989 to 1998, Mr. Prioleau served as the President and Chief Executive Officer of Plynetics Express Corporation, a company that provides rapid-response prototyping and manufacturing services.

Michael J. Shannahan has served as a director since May 2004. Since February 2005, Mr. Shannahan has served as Chief Financial Officer of Medsphere Systems Corporation. Prior to joining Medsphere Systems, Mr. Shannahan held the position of chief financial officer at a variety of companies, including Chordiant Software, MySimon, Inc., Tri Strata, Inc., Net Objects, Inc. and Broderbund Software, Inc. From February 2001 until August 2001, Mr. Shannahan served as Chief Financial Officer of Broadband Office, which filed for bankruptcy in May 2001. Before that, he was a partner at KPMG Peat Marwick. He serves on the board of directors and audit committee of Kana Software, Inc.

Tom Tinsley has served as a director since May 2004 and as Lead Director of the Board of Directors since January 2005. Since 2001, Mr. Tinsley has served as a Managing Director of General Atlantic LLC, a global private equity firm that provides capital for innovative companies where information technology or intellectual property is a key driver of growth. Prior to joining General Atlantic, Mr. Tinsley served in a variety of executive positions with Baan Company, NV, including chairman and chief executive officer of Baan Company’s management board. Before that, he was a director at McKinsey & Company. In addition, Mr. Tinsley is a director at Xchanging, BMC Software and Philanthropic Research, Inc and serves on the Advisory Board of the Kellogg Institute for International Studies at the University of Notre Dame. Mr. Tinsley was appointed to the Board of Directors in May 2004 by the holders of a majority of the outstanding shares of Series D preferred stock will serve until the earlier of his resignation, his removal by holders of a majority of the outstanding shares of Series D preferred stock or such time as there are fewer than 500,000 shares of Series D preferred stock outstanding.

There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Vote Required

The Board of Directors has nominated Mario Bobba, Ross M. Dove, Mark J. Ferrer, Gerald Ma Lai Chee, Mark E. Palomba, Frost R.R. Prioleau and Michael J. Shannahan for election as directors. The seven nominees receiving the highest number of votes will be elected. Tom Tinsley is elected by vote of certain holders of the Series D Preferred Stock.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for the election of the seven nominees as Directors of the Company.

Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the seven nominees as Directors of the Company.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director Independence.

The Board of Directors has determined that Messrs. Dove, Prioleau, Ma, Shannahan and Tinsley are “independent” for the purpose of serving on the Board of Directors as defined by the listing standards of the Securities and Exchange Commission (the “SEC”) rules.

Meetings of the Board of Directors.

During 2006, there were 6 meetings of the Board of Directors. During that period or such shorter period as a director served, except for Mario Bobba who attended four meetings of the Board of Directors, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served. The Company does not have a formal policy regarding director attendance at the Annual Meeting.

Committees of the Board of Directors

Compensation Committee. Critical Path’s Compensation Committee currently consists of three non-employee directors, Ross M. Dove, Frost R.R. Prioleau and Tom Tinsley. Messrs. Dove and Prioleau have served on the Compensation Committee since April 23, 2004, and Mr. Tinsley joined the Compensation Committee in January 2005. The Compensation Committee met 5 times during 2006. The Committee is responsible for determining salaries, bonuses, stock option grants, incentives and other forms of compensation for Critical Path’s directors and officers and administering the Company’s various stock and incentive compensation and benefit plans. The charter for the Compensation Committee is available on the Company’s website at www.criticalpath.net.

Audit Committee. Critical Path’s Audit Committee currently consists of Frost R.R. Prioleau, Ross M. Dove and Michael Shannahan. The Audit Committee met 8 times during 2006. Although our stock is not currently listed on The Nasdaq Stock Market, all members of the Audit Committee are “independent” for purposes of service on the Audit Committee as defined by the listing standards of The Nasdaq Stock Market. The Audit Committee meets independently with representatives of the Company’s independent accountants and with representatives of senior management. The committee reviews the general scope of the Company’s accounting, reporting, annual audit, matters relating to internal control systems and the fee charged by the independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company’s independent accountants and for the engagement or discharge of the Company’s independent accountants. The charter for the Audit Committee is available on the Company’s website at www.criticalpath.net. All of the members of the Company’s Audit Committee are financially literate. Our board of directors has determined that Michael J. Shannahan is the “audit committee financial expert” within the applicable definition of the SEC.

Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Ross M. Dove and Frost R.R. Prioleau. There were no formal meetings of the Nominating and Governance Committee in 2006. All members of the Nominating and Governance Committee are “independent” as defined by the listing standards of The Nasdaq Stock Market even though our Common Stock is no longer listed on such exchange. The Nominating and Governance Committee is responsible for seeking and recommending to the Board of Directors qualified candidates for the election or appointment to the Board of Directors and for overseeing matters of corporate governance, including the evaluation of the Board of Director’s performance and processes, and assignment and rotation of members of the committees established by the Board of Directors. The duties and responsibilities of the Nominating and Governance Committee are set forth in detail in the Nominating and Governance Committee Charter, available on the Company’s website at www.criticalpath.net. The Company does not currently employ an executive search firm, or pay a fee to any third party to locate qualified candidates for director positions.

Cash Committee. Critical Path’s Cash Committee currently consists of Michael Shannahan and Tom Tinsley. The Cash Committee was formed in 2006 and met 6 times during 2006. The Cash Committee monitors our cash management efforts.

Director Nominations

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the Nominating and Governance Committee and the Board of Directors as a whole consider relevant industry experience, general business experience, relevant financial experience, diverse perspective, skills most appropriate for Critical Path, compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations thereunder, and applicable corporate governance requirements. Specific consideration is also given to:

•	roles and contributions valuable to the business community;

•

personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

•

relevant knowledge and diversity of background and experience in such things as business, management, technology, finance and accounting, marketing, international business, government, industry knowledge, customer-base experience or perspective, crisis response, or leadership or strategic planning and the like; or

•	whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

Shareholder Nominations of Directors

At this time, the Company does not have a formal policy with regard to the consideration of any director nominees recommended by shareholders because historically it has not received recommendations from its shareholders. Specifically, the Company did not receive any nominations for directors from shareholders for consideration at the Annual Meeting. However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees recommended by members of the Board of Directors, the Nominating and Governance Committee, management or other parties are evaluated. Any shareholder nominations must be made in accordance with the Company Bylaws, which currently require written notice to the Secretary of Critical Path mailed or delivered to 2 Harrison Street, 2nd Floor, San Francisco, California 94105 no less than 120 calendar days before the one-year anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. Nominations for election to the Board of Directors at the 2008 Annual Meeting of Shareholders must be received no later than July 19, 2008. The notice must set forth:

•	the name of each person the shareholder proposes to nominate for election or re-election;

•	the name, age, and address of the nominee;

•	a brief description of the qualifications of the nominee to serve as a member of the Board of Directors;

•	the consent of the nominee to serve as a director if elected;

•	the name and record address of the shareholder submitting the proposal;

•	the class and number of shares of Critical Path beneficially owned by the nominee and the shareholder submitting the nomination; and

•	any additional information that the Nominating and Governance Committee or the Board of Directors may request in connection with the nomination.

Shareholder Communications with the Board of Directors

The Board of Directors believes it is in the best interest of the Company and its shareholders to maintain a policy of open communication between shareholders and the Board. Accordingly, the Board of Directors has

adopted the following procedures for shareholders who wish to communicate with the Board. Shareholders who wish to communicate with the Board of Directors or with specified directors should do so by sending any communication to the Board of Directors, c/o Investor Relations, Critical Path, Inc., 42 - 47 Lower Mount St, Dublin 2, Ireland, or by sending an email to ir@criticalpath.net.

Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed. However, if the communication is unduly hostile, threatening, illegal or similarly inappropriate, the Investor Relations department (after consultation with the Company’s legal department, if appropriate) may discard the communication or take appropriate legal action regarding the communication.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Ross Dove, Frost Prioleau and Tom Tinsley. None of the members of our Compensation Committee were officers or employees of Critical Path at any time during 2006 or at any other time. During 2006, no current named executive officer of Critical Path served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on Critical Path’s Board of Directors or Compensation Committee.

Director Compensation Table

The following table provides information related to the compensation of our non-employee directors for 2006.

Name	Fees earned or paid in cash(1)	Stock awards	Option awards(2)	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
Tom Tinsley	$27,500	$—	$4,113	$—	$—	$—	$31,613
Ross M. Dove	32,500	—	18,611	—	—	—	51,111
Frost R.R. Prioleau	37,000	—	18,621	—	—	—	55,621
Michael J. Shannahan	31,000	—	18,495	—	—	—	49,495
Edmond Ip Tak Chuen	7,500	—	15,845	—	—	—	23,345
Mario Bobba	12,500	—	41,839	—	—	—	54,339

Footnotes to Director Compensation Table

(1)	Fees earned for annual retainers and services on board committees see section below titled Narrative to Director Compensation Table.

(2)	See Note 12 — Shareholders’ Equity (Deficit), Stock-Based Compensation, in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for the valuation assumptions used in determining the fair value of the Option Awards.

Narrative to Director Compensation Table

Our non-employee directors receive an annual retainer of $5,000 for serving as a director, paid incrementally on a quarterly basis. The following additional annual cash retainers are paid for services on board committees:

Non-chair Member of Compensation Committee	$2,500
Non-chair Member of Nominating & Corporate Governance Committee	$2,500
Non-chair Member of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating & Corporate Governance Committee	$5,000
Chair of Audit Committee	$10,000

All of these cash payments are paid incrementally on a quarterly basis. Each non-employee director is also paid $2,000 for each full board meeting attended in person, $1,000 for each committee meeting attended in person and $500 for each meeting attended by telephone.

Upon appointment to the Board of Directors, non-employee directors receive an initial grant of an option to purchase 75,000 shares of our common stock under the terms of our Amended and Restated 1998 Stock Incentive Plan (our 1998 Plan). These options become exercisable over a four-year period, at a rate of 1/48th per month. Thereafter, following the conclusion of each regular annual meeting of shareholders, each non-employee director receives a grant of an option to purchase 15,000 shares of our common stock under the terms of our 1998 Plan, if, on such date, he or she will continue to serve on our Board of Directors. These annual option grants become exercisable over a three-year period, at a rate of 1/36th per month. We do not pay additional compensation to any employee-director for their services on the Board.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Overview of Compensation

The following discussion describes our philosophy, goals and objectives in compensating our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers as of December 31, 2006, and one other most highly compensated executive officer who was employed during 2006, but not employed as of December 31, 2006. We refer to this group of executive officers in this proxy statement as our “named executive officers.” In order to provide a more complete understanding of our compensation program, the following discussion also covers actions taken regarding the compensation of our named executive officers that occurred after December 31, 2006. The goals of our compensation program are to align compensation with business objectives and performance, and to enable us to attract, retain and reward executive officers whose contributions are critical to our long-term success.

Our compensation program for named executive officers is based on the same four principles applicable worldwide to compensation decisions for all of our employees:

•

We compensate our employees competitively. We are committed to maintaining a compensation program that helps attract and retain the best people in the industry. To ensure that pay is competitive, we compare our compensation levels with those of other companies and set our compensation parameters based in part on this review.

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We compensate and incentivize employees for sustained performance. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as steps toward attaining profitability, controlling and decreasing spend levels, managing toward target operating results and cash flow, performance against target revenues and gross margins, responsiveness to business challenges and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

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We strive for fairness in the administration of compensation. We strive to compensate a particular individual equitably compared to other executives at similar levels both inside our organization and at comparable companies.

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We believe that employees, including named executive officers, should understand our performance evaluation and compensation administration process. The process of assessing an employee’s performance is as follows: (i) at the beginning of the performance cycle, which is typically annual based upon the anniversary of the hire date of the employee, our evaluating manager and the employee, or our Compensation Committee and our named executive officer, evaluate general performance and discuss objectives and key goals; (ii) our evaluating manager gives the employee ongoing feedback on performance; (iii) at the end of the performance cycle, our manager evaluates general performance and the accomplishment of objectives and key goals; (iv) our evaluating manager communicates the comparative results to the employee; and (v) the comparative results affect decisions on total compensation, consisting of base salary and, if applicable, cash bonus or stock incentives.

Total Compensation

We have historically used a simple total compensation program that consists primarily of cash and equity-based compensation. Our compensation program allows us to attract and retain key employees, which best positions us to provide useful products and services to our customers, enhance shareholder value, and motivate technological innovation, foster teamwork, and adequately reward employees. The compensation package offered to each named executive officer is comprised of four elements:

•	base salary;

•	annual variable performance bonus awards payable in cash;

•	long-term stock-based incentive awards; and

•	employee benefits and perquisites.

These are described in more detail below.

The Role of the Compensation Committee

The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our named executive officers. In determining each element of compensation and the total package, the Compensation Committee reviews information from a variety of sources and considers performance and other relevant factors to determine and set compensation.

Our CEO aids the Compensation Committee by providing annual recommendations regarding the compensation of all named executive officers, other than himself. Each named executive officer and other senior executive management team members, in turn, participates in an annual performance review with the CEO to provide input about his or her contributions to our success for the period being assessed. The performance of our CEO and senior executive management team as a group is reviewed annually by the Compensation Committee to determine whether a bonus, salary increase or other compensation is appropriate based on company performance and individual performance.

Our Compensation Committee and management periodically consult independent compensation surveys and other publicly available information about competitive executive positions to assist them in determining market pay practices for compensating named executive officers. Our Compensation Committee establishes salary ranges and other compensation for named executive officers by reviewing aggregate compensation levels for competitive positions in the market. Our Compensation Committee uses this market compensation data to establish a total compensation range for each named executive officer with a midpoint based on the median level of overall compensation for a comparable executive officer position. Our Compensation Committee then establishes the total compensation package for each named executive officer using this range, according to that officer’s overall individual performance, level of responsibility and his or her years of experience.

As described above, overall individual performance is measured against the following factors: long-term strategic corporate goals, short-term business goals, the development and utilization of employees and the fostering of teamwork and other corporate values. In both setting goals and measuring a named executive officer’s performance against those goals, we take into account general economic and market conditions. Generally, none of the factors included in our strategic and business goals is assigned a specific weight. Instead, our Compensation Committee recognizes that these factors and the relative importance of these factors for any individual officer may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

Moreover, we strongly believe in retaining the best talent among our named executive officers. Therefore, our Compensation Committee may approve total compensation packages for senior executive management that are at or above the upper end of the established compensation range based on the factors outlined above. For example, if an officer consistently receives favorable performance ratings over successive years, accumulates years of service and expertise with us or has significant other experience, his or her total compensation may be set above the established salary range. Additionally, the balance of compensation among the key elements discussed above may vary. Our Compensation Committee also considers our resources available to fund and determine the elements and relative amounts of compensation offered. In general, our Compensation Committee believes that our compensation programs, as structured, currently are within market range, based on its review of market compensation information.

Base Compensation

As discussed above, we provide our named executive officers with a base salary that is comparable to base salaries offered by similarly sized companies in our industry, but will vary from such level based on:

•	industry experience, knowledge and qualifications;

•	the importance of the individual to the execution of our strategic operating plan;

•	the salary levels in effect for comparable positions within our industry;

•	level of responsibility or any change in responsibilities;

•	other elements of compensation; and

•	internal comparability with the compensation of our other named executive officers.

Increases in base salary from year to year are based upon the performance of the named executive officers and any change in the above factors, as well as market positioning considerations, as assessed by our CEO (for executive officers other than our CEO) and approved by the Compensation Committee. The Compensation Committee assesses these factors with respect to the CEO.

In April 2007, our Compensation Committee approved increases to the base salaries paid to our named executive officers. This decision was based on a determination that the increased rates of base salary were competitive with the levels paid by our competitors for executive talent and appropriate for executives with the level of responsibilities held by our named executive officers. In particular, our Compensation Committee recognized that our named executive officers were responsible for implementing and continuing our strategic restructuring initiatives and business alignment that began in 2004, continuing management of cash flow and operating expenses, implementing additional cost savings measures, moving forward with our strategic operating plan, and attaining business objectives. Our Compensation Committee also focused on the importance of retaining key management personnel critical to focusing our business direction and implementing our strategic operating plan.

The total base salary budget approved by the Board for named executive officers for 2007 is an increase of 5% over the total base salary paid for 2006, which percentage increase was consistent with the market data reviewed. The base salary to be paid to our Chief Executive Officer for 2007 was increased to $437,000, an increase of 2.8% over base salary paid in 2006. The base salary to be paid to our Chief Financial Officer for 2007 was increased to $287,000, an increase of 4.2% over base salary paid in 2006. The base salary to be paid to our Executive Vice President Engineering for 2007 was increased to $282,000, an increase of 5.6% over base salary paid in 2006. The base salary paid to our Executive Vice President, Worldwide Sales and Field Operations for 2007 was increased to $325,000, an increase of 8.3% over base salary paid in 2006, in part as an acknowledgement of his central role in repositioning the sales force more effectively to align with our strategic plans and expanding customer relationships with our Memova Mobile solution. The base salary paid to our Chief Technology Officer and Executive Vice President, Product Management, for 2007 was increased to $270,000, an increase of 12.5% over base salary paid in 2006, in part as an acknowledgement of his role in executing on our refocused strategic marketing plan, increased responsibilities and in part to bring his salary to a level commensurate with other comparably situated executives.

The Compensation Committee also approved an increase in Mr. Palomba’s, our former Executive Vice President, Worldwide Sales and Field Operations, annual base salary to $375,000, effective retroactive to June 15, 2007, in recognition of his promotion to Chief Executive Officer of Critical Path. On July 20, 2007, the Compensation Committee approved an increase in our Chief Financial Officer’s annual base salary to $310,000, effective retroactive to June 15, 2007, in recognition of his assistance with the transition to a new Chief Executive Officer and continuing efforts to execute Critical Path’s business plan

Performance-Based Compensation

Performance Goals

It is our Compensation Committee’s objective to have a significant portion of each officer’s compensation based upon overall corporate performance as well as upon his or her own level of responsibility and contribution towards that performance. This allows named executive officers to receive bonus compensation in the event certain specified corporate and individual performance measures are achieved or exceeded.

In determining the performance compensation awarded to each named executive officer, we evaluate our overall corporate and the individual executive’s performance in a number of areas. Our corporate performance is measured on both a short-term and long-term basis, so performance compensation is linked to specific, measurable corporate and individual goals intended to create value for stockholders.

In prior years, general criteria for evaluating overall corporate performance included such measures as software license and service revenue, product development milestones, completion of significant transactions, continued restructuring efforts, achievement of breakeven results on an adjusted EBITDA basis, cash flow, profitability and gross margin targets, and expense control. Individual performance goals included completion of certain projects and achievement of individual targets in support of our overall company goals, by area of responsibility. These include adherence to budget and financial performance targets, and on-time, high-quality execution of recurring responsibilities.

Annual Performance-Based Cash Compensation

The annual performance-based cash bonus consists of a cash award based on overall performance. The potential performance cash bonus for our CEO is up to 150% of base salary and for the other named executive officers is up to two-thirds of base salary. For 2008, the potential cash bonus for our CEO is up to 100% of base salary.

Annual bonuses are determined predominantly on the basis of our achievement of overall corporate performance targets (discussed above) and secondarily on individual performance targets established for each named executive officer. For each named executive officer, the entire annual award is conditioned on overall corporate performance and resources relating to cash flow, profitability targets, and quarterly revenue. Once overall company performance and resources are known at year-end, our Compensation Committee and our CEO discuss a potential overall bonus pool to be allocated among employees and management, subject to completion of our annual audit without material changes to results. Once the Compensation Committee approves the overall bonus pool, they allocate a portion of the pool among the named executive officers considering the factors discussed above.

For 2006 (to be paid in 2007), the Compensation Committee determined that our named executive officers achieved performance based compensation in the amounts listed below in the “Bonus” column of the Summary Compensation Table. The bonus amounts listed for our CEO, CFO and our Executive Vice President, Worldwide

Sales include bonus incentive payments awarded in connection with the January closing of the sale of the Hosted Assets to Tucows as indicated in the footnotes to the table.

Our Compensation Committee has not yet established an overall bonus pool for 2007. However, it approved a new commission incentive plan for Mr. Palomba, our former Executive Vice President, Worldwide Sales and Field Operations, increasing his annual commission potential to $260,000 (up to $65,000 each quarter) if 100% of his individual worldwide sales, revenue and gross margin targets, and our corporate level financial performance targets are attained in each quarter of 2007. Mr. Palomba’s commission potential is divided among four categories of targets measured each quarter, with potential incentive payments of $30,000 for each quarter in which 100% of the worldwide license fee target is reached; $10,000 for each quarter in which 100% of the worldwide revenue target is reached; $10,000 for each quarter in which 100% of the worldwide professional services gross margin target is reached; and $15,000 for each quarter in which we achieve profitability on an EBITDA basis. On July 20, 2007, the Compensation Committee approved further changes to Mr. Palomba’s commission incentive plan effective for the second half of 2007 in recognition of his increased responsibilities after his promotion to CEO. Mr. Palomba’s potential profitability incentive has been increased to $43,750 for each of the final two quarters of 2007 if the Company is profitable for the quarter on an EBITDA basis. Moreover, Mr. Palomba is eligible to receive an additional potential incentive bonus of up to $57,500 for achievement of certain performance objectives to be defined by the Compensation Committee. The other performance incentives in Mr. Palomba’s compensation plan remain the same. For each target (except profitability) there is a threshold percentage below which no incentive payment is awarded and once the minimum target is reached, the incentive amount is awarded incrementally on a sliding scale measured against the target for the quarter.

Long-Term Performance-Based Equity Incentive Program

In accordance with our compensation philosophy, our long-term, performance-based compensation is based on equity ownership. Our Compensation Committee believes that equity ownership in Critical Path is important to tie the level of each named executive officer’s compensation to the performance of our stock and stockholder gains in order to create an incentive for sustained growth. To meet this objective, we may award our named executive officers with additional grants of performance-based equity compensation, which are based upon achieving the same performance criteria described above for cash incentive awards. Under our 1998 Stock Option Plan (the “1998 Plan”), each grant allows the officer to acquire shares of common stock at the market price on the grant date and typically vests over a four-year period. Accordingly, the option will provide a return to the executive officer only if the market price of the shares appreciates over the vesting term.

When awarded, long-term equity incentive grants are designed to align the interests of our named executive officers with those of our shareholders and provide each individual with a significant incentive to manage our business from the perspective of an owner with an equity stake in the business. We believe that long-term equity compensation provides additional incentives to named executive officers to maintain a long-term perspective and work towards maximizing shareholder value. We also recognize that equity compensation incentives are a necessary element of a competitive compensation package for our named executive officers. Our Compensation Committee also views granting options as a retention device, and therefore we utilize extended vesting periods to encourage named executive officers to continue in our employ. Our Compensation Committee also reviews the status of vesting and number of vested versus unvested options from prior grants at the time of each new grant. The amounts of stock options and restricted stock awards granted to each named executive officer are determined by our Compensation Committee based upon several factors, including our overall capital structure, the named executive officer’s level of responsibility, performance and the value of the stock option at the time of grant. These grants also consider the level of annual option grants and total holdings for similar positions at similarly sized companies in our industry, adjusted using the above factors and taking into consideration such equivalency factors as our number of shares outstanding and market capitalization. Additional grants may be made following a significant change in job responsibility or in recognition of a significant achievement.

In 2006, in order to re-incentivize and retain employees after a significant decline in our share price, we commenced a tender offer to our employees, consultants and directors who, as of May 31, 2006, were actively employed by or providing services to us to exchange some or all of their outstanding options granted under the 1998 Plan and the 1999 Nonstatutory Stock Option Plan for new options (the “New Options”) to purchase shares of common stock to be granted under the 1998 Plan. As a result of the significant decline in our share price, the exercise prices of outstanding options held by our employees, including named executive officers, consultants and directors were higher, in many cases significantly, than the current fair market value of our common stock.

Each of our named executive officers participated in the tender offer. Together, they received an aggregate of 3,193,880 New Options with an exercise price of $0.20 per share by exchanging an aggregate of 3,357,974 eligible options with a weighted average exercise price of $3.58 per share. See Note 12 — Shareholders’ Equity (Deficit), 2006 Stock Option Exchange Program, in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a detailed description of the terms of our tender offer and option exchange.

During 2006, we made no other stock option grants or other equity incentive awards to the named executive officers. There were no stock option grants or other equity incentive awards granted to our named executive officers during the period January 1, 2007 to November 26, 2007.

Policies with Respect to Equity Compensation Awards

We grant all equity incentive awards based on the fair market value as of the date of grant. The exercise price for stock option grants and similar awards is determined by reference to the last quoted price per share on the OTC Bulletin Board owned by the Nasdaq Stock Market, Inc. at the close of business on the day prior to the date of grant. Option awards under the compensation programs discussed above are made at regular Compensation Committee meetings and at special meetings as needed. For example, a special meeting may be called if a regular meeting is cancelled or following the annual performance review process. The effective date for such grants is the date of such meeting at which our Compensation Committee approves the grants. We may also make grants of equity incentive awards at the discretion of our Compensation Committee or our Board of Directors in connection with the hiring of new executive officers and other employees.

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, we also provide our named executive officers and other employees the following benefits and perquisites.

Life and Disability Insurance. We provide each named executive officer disability, accidental death and life insurance as we in our sole discretion may from time to time make available to our other employees on a percentage of earnings basis subject to a cap. In some cases where the absolute coverage limits of our group life insurance policy do not cover the standard multiple of base salary coverage we provide to all employees, which for life insurance is two times base salary, at the base salary levels of our named executive officers, we have purchased supplemental policies for those named executive officers to provide the additional coverage.

401(k) Plan. We offer a Section 401(k) Savings/Retirement Plan, a tax-qualified retirement plan, to all our employees, including named executive officers. The 401(k) Plan permits employees to defer from 1% to 100% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We currently do not make matching contributions to the 401(k) Plan; however, we do contribute to an individual pension fund for our Senior Vice President, Engineering, who is based in our Dublin, Ireland office, on the same percentage basis that we contribute for our other Ireland-based employees.

Housing Allowance & Travel Costs. The employment agreement with Mr. Ferrer, while he was our CEO, provided that while he was performing company business in the San Francisco area (Bay area), he would have the use of a corporate apartment in the Bay area during his time spent working there (not to exceed $3,000 per month), and auto transportation in the Bay area in the form of a car lease not to exceed $500 per month. Up until the time he resigned as CEO, Mr. Ferrer did not utilize either of those benefits and instead was reimbursed for his usual and ordinary expenses incurred during business travel. Mr. Palomba’s employment agreement does not provide for a housing allowance. He is reimbursed for his usual and ordinary expenses incurred during business travel. However, as a result of our geographically diverse workforce and operations, we feel that the availability of benefits such as housing allowance is advisable in some cases in order to attract and retain management talent and to facilitate the need for management to spend significant time in our various offices around the world.

Other Employee Benefits. Our named executive officers participate along with all employees in our health, dental and vision insurance coverage, and Flexible Spending Account and Employee Assistance programs, as we may from time to time make available to our employees. We pay a portion of the premiums for these benefit plans for all employees. Our named executive officers are entitled to paid vacation and sick leave based on years of service in accordance with our policies and procedures in effect for all employees.

Severance and Change of Control Provisions. As described in more detail below in the next section entitled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements,” some of our named executive officers will receive additional compensation or accelerated equity vesting in the event of a termination without cause or a change of control of Critical Path, including, depending on the circumstances, payment of up to 18 months of base salary, accelerated vesting of unvested options and restricted stock, and continuation of group health benefits for up to 18 months after the termination or change of control. Businesses in our industry face a number of risks, including the risk of being acquired in the future. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain the best-possible executive talent. The terms of the change of control and severance arrangements were negotiated as part of the hiring process for certain of our executives or were made following promotion to named executive officer status. Without these provisions, these executives may not have chosen to accept employment with us or remain employed by us.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Mark J. Ferrer

Effective on March 29, 2004, we entered into an employment agreement with Mark Ferrer, our former Chief Executive Officer and current Chairman of the Board. Under the terms of the employment agreement, Mr. Ferrer is eligible for a target bonus ranging from 50% to 150% of his base salary upon achieving performance criteria to be set by our Board of Directors. In connection with his hiring, we granted Mr. Ferrer two options to purchase an aggregate of 1,061,052 shares on March 29, 2004. These options vest 12.5% on September 29, 2004 and thereafter shall vest on a pro-rata monthly basis over the ensuing 42 months for so long as Mr. Ferrer continues to provide services to us. Mr. Ferrer also received a grant of 707,368 shares of restricted stock, which vests 12.5% on September 29, 2004 and thereafter vests on a pro-rata quarterly basis over the ensuing fourteen quarters. After the completion of our rights offering in 2004, we granted Mr. Ferrer an additional option to purchase 1,021,234 shares of common stock and an additional 680,823 shares of restricted stock. The additional option and shares of restricted stock have the same vesting schedule as the option and restricted stock discussed above, respectively, but the vesting start date for the additional grants was six months from August 16, 2004, the date of the grants. If Mr. Ferrer is terminated under certain circumstances, he will receive acceleration of twelve months worth of vesting of all of his options and restricted stock. If we are acquired and Mr. Ferrer’s options are not assumed in the acquisition, his options will become immediately vested in full. If we terminate Mr. Ferrer without cause (as that term is defined in his employment agreement) or due to his disability or if Mr. Ferrer resigns as a result of an uncured constructive termination (as that term is defined in his employment agreement) (each of these scenarios is referred to as a qualifying termination in Mr. Ferrer’s employment agreement), Mr. Ferrer is entitled to the following severance benefits: (i) twelve monthly payments that in the aggregate equal (a) his base salary plus (b) a pro-rata payment based on the number of days Mr. Ferrer served as Chief Executive Officer in the fiscal year of termination) of Mr. Ferrer’s actual bonus, if any, paid to him for the fiscal year prior to termination; (ii) continuation of group health benefits for up to twelve months following termination; and (iii) twelve months of accelerated vesting of Mr. Ferrer’s unvested restricted shares. If a qualifying termination occurs within twelve months following a change of control of Critical Path or within three months before a change of control, then in lieu of the benefits described above, Mr. Ferrer shall be offered the following: (i) a single cash payment in amount equal to 1.5 times his base salary; (ii) continuation of medical benefits for up to eighteen months; and (iii) accelerated vesting of (a) the greater of 75% or twelve months of unvested restricted shares or (b) twelve months of accelerated vesting of Mr. Ferrer’s unvested stock options.

On June 11, 2007, Mr. Ferrer resigned as Chief Executive Officer. The Board accepted his resignation at a meeting the next day, effectively terminating his employment agreement with the Company; however, Mr. Ferrer agreed to provide consulting services to the Company during the transition of the CEO position to Mr. Palomba and to help ensure an orderly quarterly financial close. The Compensation Committee approved the extension of Mr. Ferrer’s current base salary through the end of July in consideration of his transition services.

Mark E. Palomba

We entered into an employment agreement with Mark Palomba, at the time our Executive Vice President, Worldwide Services and Support and Executive Vice President Asia Pacific, on May 17, 2004. In connection with his hiring, we granted Mr. Palomba an option to purchase 350,000 shares, which option vests over four years with 12.5% vesting six months after Mr. Palomba commenced his employment and 1/48th vesting in equal monthly installments thereafter for so long as Mr. Palomba continues to provide services to us. Under the terms of his employment agreement, in the event Mr. Palomba is terminated without cause or Mr. Palomba terminates his employment for good reason within 6 months following a change of control (each term as defined in his employment agreement), all of his unvested shares shall automatically become vested. If we terminate Mr. Palomba other than for cause (as defined in his employment agreement), Mr. Palomba was entitled to nine months of his then current base salary and continuation of group health benefits for nine months following termination. On May 1, 2007, to bring Mr. Palomba’s severance arrangement in line with our other senior executives, the Compensation Committee approved an increase of 3 months of severance benefit to a total not to exceed 12 months of base salary for termination without Cause (as defined in his employment agreement).

On June 12, 2007, the Board promoted Mr. Palomba to Chief Executive Officer. The Compensation Committee approved an increase in Mr. Palomba’s annual base salary to $375,000, effective June 15, 2007, in recognition of his promotion.

James A. Clark

We entered into an employment agreement with James Clark, our Executive Vice President, Chief Financial Officer on February 2, 2004. Under the terms of Mr. Clark’s employment agreement, Mr. Clark is eligible for a bonus of up to 30% of his base salary. He is also entitled to a base salary increase to $300,000 per year once we are profitable on an EBITDA basis. However, on July 20, 2007, the Compensation Committee increased Mr. Clark’s annual base salary to $310,000, effective retroactive to June 15, 2007. In connection with his hiring, we granted Mr. Clark an option to purchase 350,000 shares which option vests over four years with 12.5% vesting six months after Mr. Clark commenced his employment and 1/48th vesting in equal monthly installments thereafter for so long as Mr. Clark continues to provide services to us. Under the terms of his employment agreement, in the event Mr. Clark is terminated without cause or Mr. Clark terminates his employment for good reason within 6 months following a change of control (each term as defined in his employment agreement), all of his unvested shares shall automatically become vested. If we terminate Mr. Clark other than for cause (as defined in his employment agreement) with or without a change of control, Mr. Clark is entitled to twelve months of his then current base salary.

Donald Dew

We entered into an employment agreement with Donald Dew, our Chief Technology Officer and Executive Vice President, Product Management, in March 2000. If we terminate Mr. Dew other than for cause, we believe we may be required to pay severance under applicable Canadian common law, ranging from a minimum of seven weeks of base salary to a possible maximum of one year’s base salary, the prior year’s bonus and the value of his accrued vacation at the time of termination.

On May 1, 2007, in order to provide consistent severance and change of control benefits among its executive officers, the Compensation Committee approved (i) a defined severance amount to be paid to Mr. Dew in connection with a termination without Cause (as defined in his Change of Control Memorandum dated May 7, 2007), so that Mr. Dew will receive the greater of 12 months of base salary or the amount of months required to paid by Ontario or Canadian law; and (ii) accelerated vesting of Mr. Dew’s unvested options to purchase shares of Company stock in the event Mr. Dew is terminated without Cause or terminates his employment for Good Reason within 6 months after a Change of Control (as defined in his Change of Control Memorandum dated May 7, 2007).

Barry Twohig

We entered into an employment agreement with Barry Twohig, Executive Vice President Engineering, in January 2000. On March 1, 2003, we entered into a change of control severance agreement with Mr. Twohig. Under the terms of this agreement, if Mr. Twohig is involuntarily or constructively terminated within 1 year following a change in control, then all of his unvested shares shall automatically become vested. On February 23, 2007, in connection with his relocation to our Dublin, Ireland office, Mr. Twohig signed an employment agreement with our affiliate, Critical Path B.V.

On May 1, 2007, in order to provide consistent severance and change of control benefits among its executive officers, the Compensation Committee approved a defined severance amount to be paid Mr. Towhig in connection with a termination without Cause (as defined in his employment agreement). Mr. Twohig will receive the greater of 12 months of base salary or the amount of months required to be paid by Irish or European law.

Michael Zukerman

We entered into an employment agreement with Michael Zukerman, then our Executive Vice President, General Counsel and Secretary, in June 2001, which was amended in 2002 and 2003. If he were employed with us at December 31, 2006, Mr. Zukerman would have otherwise qualified as one of the named executive officers. On May 29, 2003, we entered into a change of control severance agreement with Mr. Zukerman. Mr. Zukerman voluntarily resigned from Critical Path on September 30, 2006, and we made no severance payments to him as a result of his voluntary resignation. Upon his resignation, we retained Mr. Zukerman on a consulting basis until November 15, 2006.

Except as described above with respect to severance obligations, all of our employment relationships with our named executive officers are at-will, as interpreted in the localities in which they are employed.

Compensation Recovery

The Board of Directors may evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, we will seek the repayment of appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Policies Regarding Tax Deductibility of Compensation

Within our performance-based compensation program, we aim to compensate the named executive officers in a manner that is tax-effective for the company. Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is performance-based. The non-performance based compensation paid in cash to the our named executive officers for the 2006 fiscal year did not exceed the $1.0 million limit per officer, and our Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to the named executive officers for fiscal 2007 will exceed that limit.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or to be incorporated by reference into any other filing by Critical Path under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Critical Path’s management. Based on its review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Ross M. Dove

Frost R.R. Prioleau

Tom Tinsley

Executive Officers and Other Key Employees

The executive officers and other key employees of Critical Path and their ages as of November 26, 2007 are as follows:

Name	Age	Position
Mark E. Palomba	48	Chief Executive Officer and Director
James A. Clark	51	Executive Vice President and Chief Financial Officer
Donald Dew	46	Chief Technology Officer and Executive Vice President, Product Management
Barry Twohig	40	Executive Vice President, Engineering

Mark E. Palomba has served as a director since November 2007 and our Chief Executive Officer since June 2007. From January 2006 to June 2007, Mr. Palomba served as our Executive Vice President, Worldwide Sales and Field Operations. From May 2004 to January 2006, Mr. Palomba served as our Executive Vice President, Worldwide Services, Support and Asia Pacific. Prior to joining Critical Path, Mr. Palomba served as Senior Vice President, Global Operations at Vastera, Inc. from February 2000 to December 2003. Prior to joining Vastera, Mr. Palomba served as Senior Vice President of Consulting for Baan Americas, a software company from January 1999 to February 2000 and as Vice President of Consulting, Client Services for Aurum Software from July 1998 to January 1999. From 1982 to July 1998, Mr. Palomba held numerous positions with the IBM Corporation.

James A. Clark has served as Executive Vice President and Chief Financial Officer since February 2004. Prior to joining Critical Path, from January 2002 to October 2003, he was the chief financial officer at Diversified Healthcare Services, Inc., which was acquired by Fair Isaac Corporation. Before that, he was the chief financial officer at several software and services businesses, including StellarNet, Inc. from February 2001 to January 2002, Netopia, Inc. from November 1994 to February 2001 and Integral Systems, Inc. from November 1985 to November 1994. He is a certified public accountant.

Donald Dew has served as Chief Technology Officer since January 2006. From March 2000 to January 2006, Mr. Dew served Critical Path in various capacities in the engineering department and in the office of the Chief Technology Officer and, most recently, as Vice President, Product Management.

Barry Twohig has served as Executive Vice President, Engineering since October 2002 and as Vice President, Messaging since November 2000, after joining us as a result of the acquisition of ISOCOR Corporation, where he held Director of Engineering and other engineering management positions, since February 1995. From August 1988 to January 1995, Mr. Twohig served in various roles at Retix Corporation.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for services rendered in all capacities to us for the year ended December 31, 2006 for our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers as of December 31, 2006, and one other most highly compensated executive officer who was employed during 2006, but not employed as of December 31, 2006, all of whose total annual salary and bonus for 2006 exceeded $100,000:

Name & Principal position	Year	Salary	Bonus	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation	Change in pension value and non-qualified deferred compensation earnings	All other compensation	Total
	(in United States dollars ($))
Mark J. Ferrer	2006	$420,833	$63,000	$68,802	$350,241	$—	$—	$606	$903,482
Former Chief Executive Officer(3)

James A. Clark	2006	272,917	45,000	8,020	62,234	—	—	—	388,171
Executive Vice President and Chief Financial Officer(4)

Donald Dew	2006	240,698	15,000	837	12,762	—	—	—	269,298
Chief Technology Officer and Executive Vice President, Product Management(5)

Mark E. Palomba	2006	300,000	58,000	9,660	62,234	20,000	—	—	449,894
Executive Vice President, Worldwide Sales and Field Operations(6)

Barry Twohig	2006	250,887	15,000	6,250	30,836	—	—	26,534	329,507
Executive Vice President, Engineering(7)

Michael J. Zukerman	2006	204,167	25,000	10,025	18,904	—	—	12,956	271,052
Former Executive Vice President, General Counsel and Secretary(8)

Footnotes to Summary Compensation Table

(1)	Represents the value of restricted stock awards which vested during 2006.

(2)	See Note 12 — Shareholders’ Equity (Deficit), Stock-Based Compensation, in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for the valuation assumptions used in determining the fair value of the Option Awards.

(3)	Mr. Ferrer’s bonus amount includes 2006 performance-based cash bonus of $35,000, paid in 2007, as well as a bonus incentive payment previously awarded and paid in connection with the January 2006 closing of the sale of the Hosted Assets. Mr. Ferrer’s all other compensation consists of incremental premium payments related to providing Mr. Ferrer life insurance coverage at two times his annual salary. Mr. Ferrer does not receive any compensation for his services as a director. Mr. Ferrer resigned as Chief Executive Officer, effective June 11, 2007.

(4)	Mr. Clark’s bonus amount includes 2006 performance-based cash bonus of $20,000, paid in 2007, as well as a bonus incentive payment previously awarded and paid in connection with the January 2006 closing of the sale of the Hosted Assets.

(5)	Mr. Dew is compensated in Canadian dollars. His compensation data was translated to United States dollars using an average of the foreign currency exchange rate from the Canadian dollar to the United States dollar during the period January 1, 2006 to December 31, 2006.

(6)	Mr. Palomba’s bonus amount includes 2006 performance-based cash bonus of $30,000, paid in 2007, as well as a bonus incentive payment previously awarded and paid in connection with the January 2006 closing of the sale of the Hosted Assets. Mr. Palomba’s non-equity incentive plan compensation includes $10,000 payable in connection with his performance under the Critical Path 2006 Sales Incentive Plan paid in April 2007. Mr. Palomba was appointed our Chief Executive Officer, effective June 14, 2007.

(7)	Mr. Twohig was compensated in United States dollars until February 28, 2006. On March 1, 2006, Mr. Twohig began being compensated in Euros. His compensation data was translated to United States dollars using an average of the foreign currency exchange rate from the Euro to the United States dollar during the period March 1, 2006 to December 31, 2006. Mr. Twohig’s all other compensation consists of amounts related to our contribution to a private pension fund on Mr. Twohig’s behalf as well as amounts paid for private health insurance, disability benefits, life insurance and relocation costs.

(8)	Mr. Zukerman voluntarily resigned from Critical Path on September 30, 2006, and therefore was not eligible for a performance cash bonus for 2006. His bonus amount represents a bonus incentive payment awarded in connection with the January closing of the sale of the Hosted Assets to Tucows. Upon his resignation, we retained Mr. Zukerman on a consulting basis until November 15, 2006. Mr. Zukerman’s all other compensation consists of the payout of the value of accrued but unused vacation.

2006 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information on grants of options to purchase shares of our common stock in 2006 to the named executive officers.

			Estimated future payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price of option awards
Name	Grant date		Threshold	Target	Maximum		Threshold	Target	Maximum
Mark J. Ferrer(1)	June 29, 2006		$—	$—	$—		—	—	—	—	236,965	$0.20
	June 29, 2006		—	—	—		—	—	—	—	824,087	0.20
	June 29, 2006		—	—	—		—	—	—	—	1,021,234	0.20

James A. Clark(1)	June 29, 2006		—	—	—		—	—	—	—	350,000	0.20
	June 29, 2006		—	—	—		—	—	—	—	20,000	0.20

Donald Dew(1)	June 29, 2006		—	—	—		—	—	—	—	18,750	0.20
	June 29, 2006		—	—	—		—	—	—	—	1,500	0.20
	June 29, 2006		—	—	—		—	—	—	—	12,500	0.20
	June 29, 2006		—	—	—		—	—	—	—	3,125	0.20
	June 29, 2006		—	—	—		—	—	—	—	2,500	0.20
	June 29, 2006		—	—	—		—	—	—	—	37,500	0.20

Mark E. Palomba(1)	June 29, 2006		—	—	—		—	—	—	—	350,000	0.20
	June 29, 2006		—	—	—		—	—	—	—	20,000	0.20
		(3)	—	200,000		(4)	—	—	—	—	—	—

Barry Twohig(1)	June 29, 2006		—	—	—		—	—	—	—	20,000	0.20
	June 29, 2006		—	—	—		—	—	—	—	12,500	0.20
	June 29, 2006		—	—	—		—	—	—	—	112,500	0.20
	June 29, 2006		—	—	—		—	—	—	—	4,687	0.20
	June 29, 2006		—	—	—		—	—	—	—	49	0.20
	June 29, 2006		—	—	—		—	—	—	—	7	0.20
	June 29, 2006		—	—	—		—	—	—	—	235	0.20
	June 29, 2006		—	—	—		—	—	—	—	66	0.20
	June 29, 2006		—	—	—		—	—	—	—	1,250	0.20
	June 29, 2006		—	—	—		—	—	—	—	35	0.20
	June 29, 2006		—	—	—		—	—	—	—	750	0.20
	June 29, 2006		—	—	—		—	—	—	—	12,500	0.20
	June 29, 2006		—	—	—		—	—	—	—	18,750	0.20

Michael J. Zukerman(1,2)	June 29, 2006		—	—	—		—	—	—	—	7291	0.20
	June 29, 2006		—	—	—		—	—	—	—	14,820	0.20
	June 29, 2006		—	—	—		—	—	—	—	12,988	0.20
	June 29, 2006		—	—	—		—	—	—	—	11,666	0.20
	June 29, 2006		—	—	—		—	—	—	—	21,875	0.20
	June 29, 2006		—	—	—		—	—	—	—	43,750	0.20

Footnotes to Grants of Plan-Based Awards Table

(1)	Our named executive officers, 2006 option awards were given in connection with our option exchange offer as discussed in the section above titled Long-Term Performance-Based Equity Incentive Program. See Note 12 — Shareholders’ Equity (Deficit), 2006 Stock Option Exchange Program, in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a detailed description of the terms of our tender offer and option exchange.

(2)	Mr. Zukerman resigned on September 30, 2006. Upon his resignation, we retained Mr. Zukerman on a consulting basis until November 15, 2006.

(3)	Represents amounts in connection with the Critical Path 2006 Sales Incentive Plan for Mr. Palomba.

(4)	This amount cannot be calculated as a result of certain features of the Critical Path 2006 Sales Incentive Plan for Mr. Palomba that do not have a limit on earnings potential. These features are related to (i) license fee revenue achievement which, above 90% achievement, would pay an additional 2% of the target incentive for every 1% of achievement greater than the 90% limit, (ii) total revenue achievement which, above 95% achievement, would pay on a straight-line basis as a percent of the target achieved, and (iii) the generation of certain non-standard transactions which the incentive payment is at the discretion of the Sales Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options - amount exercisable	Number of securities underlying unexercised options - amount unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Mark J. Ferrer	1,301,428	780,858	—	$0.20	June 28, 2013	221,053	$24,316	—	$—
James A. Clark	231,250	138,750	—	0.20	June 28, 2013	—	—	—	—
Donald Dew	47,419	28,456	—	0.20	June 28, 2013	—	—	—	—
	5,000	—	—	0.65	November 5, 2014
Mark E. Palomba	231,250	138,750	—	0.20	June 28, 2013	—	—	—	—
Barry Twohig	114,577	68,752	—	0.20	June 28, 2013	—	—	—	—
Michael J. Zukerman(1)	112,390	—	—	0.20	June 28, 2013	—	—	—	—

Footnotes to Outstanding Equity Awards at Fiscal Year-End Table

(1)	Mr. Zukerman resigned on September 30, 2006.

OPTION EXERCISES AND STOCK VESTING TABLE

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Mark J. Ferrer	—	$—	176,842	$35,368
James A. Clark	—	—	40,000	8,020
Donald Dew	—	—	4,234	849
Mark E. Palomba	—	—	35,000	7,018
Barry Twohig	—	—	50,000	10,025
Michael J. Zukerman(1)	—	—	50,000	10,025

Footnotes to Option Exercises and Stock Vesting Table

(1)	Mr. Zukerman resigned on September 30, 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

		Before change in control	After change in control	Voluntary termination	Death	Disability(2)	Change in control(2)

Name	Benefit	Termination w/o cause or for good reason(2)	Termination w/o cause or for good reason(2)
Mark J. Ferrer(1)	Severance	$425,000	$637,500	$—	$—	$425,000	$—
	Bonus	65,000	—	—	—	—	—
	Stock option vesting acceleration(3)	87,560	87,560	—	—	—	131,340
	Restricted stock vesting acceleration(4)	38,175	42,810	—	—	—	—
	Health care benefits continuation	13,144	13,144	—	—	—	—

James A. Clark(1)	Severance	275,000	275,000	—	—	—	—
	Stock option vesting acceleration(3)	—	23,338	—	—	—	—

Donald Dew(1)	Severance(5)	268,065	268,065	—	—	—	—

Mark E. Palomba(1)	Severance	225,000	225,000	—	—	—	—
	Stock option vesting acceleration(3)	—	23,338	—	—	—	—
	Health care benefits continuation	12,620	12,620	—	—	—	—

Barry Twohig(1)	Stock option vesting acceleration(3)	—	11,564	—	—	—	—

Michael J. Zukerman	(6)	—	—	—	—	—	—

Footnotes to Potential Payments Upon Termination or Change in Control Table

(1)	See section above titled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” for full discussions of the termination and change-in-control benefits the named officers are eligible to receive pursuant to their employment contracts.

(2)	The values of the benefits are calculated based upon an assumed termination or change-in-control date as of December 31, 2006.

(3)	The value of the stock option vesting acceleration is the product of the named officer’s unvested stock options as of December 31, 2006 multiplied by the FAS 123R grant date value of the options. See Note 12 — Shareholders’ Equity (Deficit), Stock-Based Compensation, in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for the valuation assumptions used in determining the fair value of the Option Awards.

(4)	The value of the restricted stock vesting acceleration is the product of the named officer’s unvested restricted stock award multiplied by our closing stock price as of December 31, 2006.

(5)	Mr. Dew’s severance is an estimate of the maximum severance we believe we might be required to pay by applying Canadian common law, comprised of one year’s base salary, the prior year’s bonus and the value of his accrued vacation at December 31, 2006. We believe the minimum severance that could be paid in compliance with applicable Canadian employment standards is seven weeks of base salary.

(6)	As a result of Mr. Zukerman’s employment resignation on September 30, 2006, and the end of his consulting engagement with us on November 15, 2006, he was not eligible for any severance or change in control benefits as of December 31, 2006.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of October 31, 2007 by:

•	each person or entity known to us to own beneficially more than 5% of our Common Stock;

•	each of our directors;

•	our Named Executive Officers; and

•	all executive officers and directors as a group.

BENEFICIAL OWNERSHIP TABLE

	Amount and nature of beneficial owner
Name and address of beneficial owner(1)	Shares of common stock beneficially owned	Shares of Series D preferred stock beneficially owned	Shares of Series E preferred stock beneficially owned	Right to acquire ownership of common stock within 60 Days of October 31 2007	Total of common stock(2)	Percent of common stock(2)	Percent of Series D preferred stock(2)	Percent of Series E preferred stock(2)	Percent of common stock, Series D preferred stock and Series E preferred stock (as converted)(2)
5% SHAREHOLDERS

Entities affiliated with General Atlantic LLC(3)	—	2,545,455	7,333,332	44,778,974	44,778,974	—	72.3%	15.2%	54.3%
3 Pickwick Plaza
Greenwich, CT

Cheung Kong (Holdings) Limited and affiliates(4)	—	872,727	8,946,667	24,232,161	24,232,161	—	24.8%	18.5%	39.1%
8th Floor, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Ace Paragon Holdings Limited and affiliates(5)	—	—	12,916,667	15,497,579	15,497,579	—	—	26.7%	29.1%
80 Robinson Road, 27th Floor
Singapore 068898

Zaxis Equity Neutral and affiliates(6)	—	—	5,673,325	6,806,926	6,806,926	—	—	11.7%	15.3%
25 Orinda Way, Suite 300
Orinda, CA 94563

Crosslink Crossover Fund IV, L.P.	—	—	3,445,370	4,133,798	4,133,798	—	—	7.1%	9.9%
Two Embarcadero Center, Suite 2200
San Francisco, California 94111

Permal U.S. Opportunities Limited(7)	—	—	3,334,673	4,000,982	4,000,982	—	—	6.9%	9.6%
25 Orinda Way, Suite 300
Orinda, CA 94563

Passport Master Fund., L.P.(8)			2,620,833	3,144,508	3,144,508	—	—	5.4%	7.7%
One Sansome Street 39th Floor
San Francisco, California 94104

Vectis-CP Holdings, LLC	5,672,378	—	—	—	5,672,378	15.1%	—	—	15.1%
345 California St, Suite 2600
San Francisco, California 94104

Peter Kellner and affiliated entities(9)	2,155,259	—	1,666,666	2,314,984	4,470,243	5.7%	—	3.4%	11.2%
c/o The Office of Peter Kellner
10563 Brunswick Road, Suite 7
Grass Valley, CA 95945

	Amount and nature of beneficial owner
Name and address of beneficial owner(1)	Shares of common stock beneficially owned		Shares of Series D preferred stock beneficially owned	Shares of Series E preferred stock beneficially owned	Right to acquire ownership of common stock within 60 Days of October 31 2007		Total of common stock(2)	Percent of common stock(2)	Percent of Series D preferred stock(2)	Percent of Series E preferred stock(2)	Percent of common stock, Series D preferred stock and Series E preferred stock (as converted)(2)

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Mark J. Ferrer	1,135,853	(10)	—	—	1,821,999	(11)	2,957,852	3.0%	—	—	7.5%

James A. Clark	33,880		—	—	323,750	(12)	357,630	*	—	—	0.9%

Mark E. Palomba	41,570		—	—	323,750	(13)	365,320	*	—	—	1.0%

Barry Twohig	59,638				160,408	(14)	220,046	*	—	—	0.6%

Donald Dew	12,680		—	—	71,388	(15)	84,068	—	—	—	0.2%

Mario Bobba	—		—	—	191,816	(16)	191,816	—	—	—	0.5%

Ross Dove	—		—	—	100,832	(17)	100,832	—	—	—	0.3%

Tom Tinsley (18)	—		2,545,455	7,333,332	44,880,223	(19)	44,880,223	—	72.3%	15.2%	54.4%

Michael J. Shannahan	—		—	—	93,019	(20)	93,019	—	—	—	0.2%

Frost R.R. Prioleau	—		—	—	98,124	(21)	98,124	—	—	—	0.3%

Gerald Ma Lai Chee	—		872,727	8,946,667	24,238,411	(22)	24,238,411	—	24.8%	18.5%	39.1%

All Named Executive Officers and current directors, and executive officers as a group (11 persons)(23)	1,242,051		3,148,182	16,279,999	71,979,970		73,222,021	3.3%	97.1%	33.7%	66.8%

*	Amount represents less than 1% of the indicated class or classes of stock.

(1)	Unless otherwise indicated, the address for each of the executive officers and directors is c/o Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105.

(2)	Applicable percentage ownership of Common Stock is based on 37,682,065 shares of Common Stock issued and outstanding as of October 31, 2007. Applicable percentage ownership of Series D preferred stock is based on 3,520,537 shares of Series D preferred stock issued and outstanding on October 31, 2007. Applicable percentage ownership of Series E preferred stock is based on 48,346,820 shares of Series E preferred stock issued and outstanding on October 31, 2007. In calculating the percentage ownership of the Common Stock, as a separate class of stock, we have excluded any shares of preferred stock and any shares of common stock that person has a right to acquire within 60 days of October 31, 2007 held by such person that is convertible into shares of common stock. Beneficial ownership, as noted in the far right column above, is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or preferred stock convertible into such shares of Common Stock, held by that person, that are currently exercisable or convertible or exercisable or convertible within 60 days of October 31, 2006 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of another person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

(3)	According to a Schedule 13D/A filed on October 17, 2007, General Atlantic LLC (GA LLC), General Atlantic Partners 74, L.P. (GAP 74), GapStar, LLC (GapStar), GAP Coinvestment Partners II, L.P. (GAPCO II), GAPCO Management GmbH (Management GmbH) and GAPCO GmbH & Co. KG (KG), in the aggregate, beneficially own 2,545,455 shares of Series D preferred stock, 7,333,332 shares of Series E preferred stock and Series F warrants to purchase 176,784 shares of Series F preferred stock. GA LLC is the general partner of GAP 74 and the sole member of GapStar. The general partners of GAPCO II are also Managing Directors of GA LLC. Management GmbH is the general partner of KG. The Managing Directors of GA LLC have investment and voting power over KG and Management GmbH. GAP 74, GA LLC, GapStar, GAPCO II, KG and Management GmbH (collectively, the GA Group) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Because the GA Group beneficially owns, in the aggregate, in excess of the 10% of our outstanding shares of Common Stock, the GA Group is considered an affiliate. The address of the GA Group (other than KG and Management GmbH) is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of KG and Management GmbH is c/o General Atlantic Partners GmbH, Koenigsallee 62, 40212 Duesseldorf, Germany. The number of shares of Common Stock into which the Series D preferred stock and the Series E preferred stock convert as reflected in the table includes the accretion of dividends through December 30, 2007.

(4)	Based on our records, Cheung Kong (Holdings) Limited (Cheung Kong) and its affiliates beneficially own 872,727 shares of Series D preferred stock, 8,946,667 shares of Series E preferred stock and Series F warrants to purchase 176,784 shares of Series F preferred stock, and the number of shares of Common Stock into which the Series D preferred stock and the Series E preferred stock convert as reflected in the table includes the accretion of dividends through December 30, 2007.

(5)	According to a Schedule 13D/A filed on December 21, 2006 by Ace Paragon Holdings Limited (Ace), Strategic Global Asset Management PCC Limited (PCC), The March Charitable Trust (March Trust), and SG Hambros Trust Company (Channel Islands) Limited f/k/a SG Hambros Trust Company (Guernsey) Limited (SG Trust, and together with Ace, PCC and March Trust, the Reporting Persons), report beneficial ownership of 12,916,667 shares of Series E preferred stock. PCC as the sole shareholder of Ace, the March Trust as the sole shareholder of the management shares of PCC and SG Trust as the trustee of the March Trust and as investment advisor to PCC report shared voting and dispositive power with respect to and beneficially own 12,916,667 shares of Series E preferred stock. As of the date of the Schedule 13D/A, Societe Generales, S.A. (SG) is the ultimate parent company of the Reporting Persons, and SG, its executive officers and directors, and its direct and indirect subsidiaries (other than Reporting Persons), may be deemed to beneficially own the shares held by the Reporting Persons. The number of shares of Common Stock into which the Series E preferred stock convert as reflected in the table includes the accretion of dividends through December 30, 2007.

(6)	Based on our records, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Institutional Offshore, and Zaxis Partners, L.P. (collectively, Zaxis) in the aggregate own 5,673,325 shares of Series E preferred stock. According to a Schedule 13G/A filed on February 9, 2007 by Apex Capital, LLC and Sanford J. Colen (Colen) (collectively, Apex), report shared voting and dispositive power over the portion of the securities beneficially owned by Zaxis and Permal U.S. Opportunities Limited equal to 9.9% of our then outstanding shares of Common Stock. The number of shares of Common Stock into which the Series E preferred stock convert as reflected in the table includes the accretion of dividends through December 30, 2007.

(7)	According to a Schedule 13G/A filed on February 9, 2007 by Apex, reports shared voting and dispositive power over the portion of the securities beneficially owned by Permal U.S. Opportunities Limited and Zaxis equal to 9.9% of our then outstanding shares of Common Stock.

(8)	According to a Schedule 13G/A filed on February 16, 2007 by Passport Global Master Fund SPC Ltd. for and on behalf of Portfolio A — Global Strategy (Fund I), Passport Management, LLC (Passport Management), Passport Holdings, LLC (Passport Holdings), Passport Capital, LLC (Passport Capital) and John Burbank (Burbank), report beneficial ownership of 2,620,833 shares of Series E preferred stock. Burbank is the sole managing member of Passport Capital, and Passport Capital is the sole managing member of Passport Holdings and Passport Management. Passport Management is the investment manager to Fund I. As a result, each of Passport Management, Passsport Holdings, Passport Capital and Burbank may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the shares owned of record by Fund I. The number of shares of Common Stock into which the Series E preferred stock convert as reflected in the table includes the accretion of dividends through December 30, 2007.

(9)	According to a Schedule 13D/A, filed on December 12, 2006 by Peter Kellner (Mr. Kellner), Richmond I, LLC (Richmond LLC), and Richmond III, LLC (Richmond III), report beneficial ownership of 4,143,345 shares of Common Stock of which 696,056 and 1,988,086 shares of Common Stock are beneficially owned by Richmond I and Richmond III, respectively. Of the amount of shares of Common Stock beneficially owned by Richmond III, 321,420 are issuable upon conversion of shares of our Series F preferred stock issuable upon currently exercisable Series F warrants and 1,666,666 are issuable upon conversion of shares of Series E preferred stock. Mr. Kellner is the managing partner of Richmond I and Richmond III and has voting and dispositive power over the shares owned by Richmond I and Richmond III. The number of shares of Common Stock into which the Series E preferred stock convert as reflected in the table includes the accretion of dividends through December 30, 2007.

(10)	Includes 258,627 shares subject to the right of repurchase as of October 31, 2007, which lapses over time and 787,300 shares held by Mr. Ferrer’s spouse.

(11)	Consists of 1,821,999 shares subject to options exercisable within 60 days of October 31, 2007.

(12)	Consists of 323,750 shares subject to options exercisable within 60 days of October 31, 2007.

(13)	Consists of 323,750 shares subject to options exercisable within 60 days of October 31, 2007.

(14)	Consists of 160,408 shares subject to options exercisable within 60 days of October 31, 2007.

(15)	Consists of 71,388 shares subject to options exercisable within 60 days of October 31, 2007.

(16)	Consists of 191,816 shares subject to options exercisable within 60 days of October 31, 2007

(17)	Consists of 100,832 shares subject to options exercisable within 60 days of October 31, 2007.

(18)	Mr. Tinsley is a Managing Director of GA LLC and a general partner of GAPCO II. See footnote 3 above. The address of Mr. Tinsley is 2401 Pennsylvania Avenue, NW, Washington, D.C. 20037.

(19)	Includes 34,212,511 shares issuable upon the conversion of the Series D preferred stock, 8,798,623 shares issuable upon the conversion of the Series E preferred stock and the Series F warrants which are convertible into 1,767,840 shares of Common Stock. See footnote 3 above. Mr. Tinsley has no pecuniary interest in any of the securities owned by KG. Mr. Tinsley disclaims beneficial ownership of the securities described in footnote 3 above except to the extent of his pecuniary interest therein. Also includes 101,249 shares subject to options exercisable within 60 days of October 31, 2007.

(20)	Consists of 93,019 shares subject to options exercisable within 60 days of October 31, 2007.

(21)	Consists of 98,124 shares subject to options exercisable within 60 days of October 31, 2007.

(22)	Includes 6,250 shares subject to options exercisable within 60 days of October 31, 2007.

(23)	Includes shares beneficially owned by the directors, and executive officers as a group including the named executive officers. Includes 3,292,585 shares subject to options exercisable within 60 days of October 31, 2007 held by the directors and executive officers.

TRANSACTIONS WITH RELATED PERSONS

Loans to Officers

During 2001 and in connection with his employment agreement, we made a loan and held a note receivable from David C. Hayden, our former Executive Chairman, totaling $1.5 million. Mr. Hayden’s note and loan agreement were amended in February 2002 to increase the amount to $1.95 million. As amended in 2002, Mr. Hayden’s full recourse note accrued interest at the rate of 6.75% per annum and provided that it may be forgiven upon the achievement of a performance-based milestone whereby a change of control event occurs with consideration received by the shareholders in excess of $10.00 per share. Mr. Hayden’s loan was initially due and payable on August 13, 2004; provided, however, if his employment was terminated without cause or he resigned for good reason, the due date would be extended for two years. Interest payments are due and payable on August 13th of each year that the loan is outstanding. Mr. Hayden terminated his employment and resigned from the Board in May 2002. As of October 31, 2007, there was $3.0 million outstanding in principal and accrued interest. On October 24, 2007, Mr. Hayden filed for bankruptcy in the Northern District of California, listing the Company as one of the creditors.

Investment Transactions

In December 2004, we received aggregate proceeds of $11.0 million from a group of investors, consisting of affiliates of General Atlantic Partners 74, L.P., GapStar, LLC and GAP Coinvestment Partners II, L.P. (collectively with certain of its other affiliates, “General Atlantic”), which entities are associated with Tom Tinsley, one of our current directors, Cheung Kong (Holdings) Limited and its affiliated entities (collectively with certain of its other affiliates, “Cheung Kong”), which entities are associated with Edmond Ip Tak Chuen, one of our former directors, and Richmond III, LLC (an affiliate of Peter Kellner), each of which was a current shareholder of Critical Path, in exchange for promissory notes issued in the aggregate principal amount of $11.0 million and warrants to purchase an aggregate of 235,712 shares of Series F redeemable convertible preferred stock (Series F preferred stock). The warrants are exercisable for Series F preferred stock at a per share purchase price of $14.00 per share, which is equivalent to $1.40 per share on a common equivalent basis. In March 2005, we issued the remaining $7.0 million of these notes and warrants to purchase 149,998 shares of Series F preferred stock. The promissory notes accrue interest at a rate of 13.9% per annum (the “13.9% Notes”), however, we are not obligated to make interest payments on the notes prior to their maturity. On March 15, 2007, we entered into an Amendment to the 13.9% Notes with the holders of these notes whereby we agreed with the holders of the 13.9% Notes to extend the maturity date of all of the 13.9% Notes from December 30, 2007 to June 28, 2008. The remaining provisions of the 13.9% Notes remain in full force and effect unchanged. Accordingly, the notes are due and payable on the earlier to occur of the maturity date on June 30, 2008, when declared due and payable upon the occurrence of an event of default, or a change of control of Critical Path. As of October 31, 2007, the following amounts of principal and interest were outstanding under the 13.9% Notes (in thousands):

Shareholder	Outstanding Indebtedness
General Atlantic	$12,004
Cheung Kong	12,004
Peter Kellner	2,187

The Series F preferred stock issuable upon exercise of the warrants described above will rank equally with the Series E preferred stock, and will rank senior to all other capital stock with respect to rights on liquidation, dissolution and winding up. The Series F preferred stock will accrue dividends at a simple annual rate of 5  3/4% of the purchase price of $14.00, whether or not declared by our board of directors. The holders of Series F preferred stock will be entitled to vote as a separate class on any amendment to the terms or authorized number of shares of Series F preferred stock, the issuance of any equity security ranking senior to the Series F preferred stock and the redemption of or payment of a dividend in respect of any junior security. At any time, holders of Series F preferred stock may elect to convert their Series F preferred stock into shares of common stock. As of

December 31, 2006, no shares of Series F preferred stock were outstanding and warrants to purchase 385,710 shares of Series F preferred stock were outstanding.

On October 15, 2007, General Atlantic and Cheung Kong submitted to the Board a non-binding preliminary proposal (the “Proposal”) to acquire, through a special purpose vehicle (the “Purchaser”), all of the outstanding shares of Common Stock of Critical Path not owned by General Atlantic, Cheung Kong and their affiliates, at a per share price of $0.102, in a “going private” transaction, which would be structured as a merger followed by a recapitalization, with Critical Path as the surviving corporation (the “Potential Transaction”). In the proposed merger, the outstanding shares of Common Stock other than those beneficially owned by General Atlantic, Cheung Kong and their affiliates would be converted into the right to receive a cash payment equal to $0.102 per share. The Proposal also contemplates that as a part of the recapitalization, outstanding shares of Series E Preferred Stock would be reverse split 70,000 to 1, and immediately after the consummation of the merger, holders of fewer than 1 share of Series E Preferred Stock after such reverse split would have all of their fractional shares canceled in exchange for the right to receive cash payments based on the per share merger consideration paid to holders of Common Stock on an as-if-converted to Common Stock basis. The Proposal contemplates that all remaining outstanding shares of Series E Preferred Stock and all outstanding shares of Series D Preferred Stock would remain outstanding and be converted into shares of common stock of the surviving entity immediately after the merger and upon the affirmative vote of a majority of the outstanding shares of Series E Preferred Stock and Series D Preferred Stock, respectively. The Potential Transaction is subject to the execution of mutually acceptable definitive agreements, and if such mutually acceptable definitive agreements can be reached, the consummation of the Potential Transaction will be subject to various closing conditions to be specified in the definitive agreements, including but not limited to the following: (i) all requisite approvals by the Company’s stockholders under applicable laws shall have been obtained, (ii) the Company’s Amended and Restated Certificate of Determination of Preferences of Series D Cumulative Redeemable Convertible Preferred Stock and the Certificate of Determination of Preferences of Series E Redeemable Convertible Preferred Stock shall have amended to provide, among other things, that the proposed merger not be deemed a “Change of Control” (as such term is defined therein), (iii) dissenting shares shall not have exceed 5% of the total outstanding shares of Common Stock on a fully-diluted and as-if-converted basis, and (iv) no material adverse effect shall have taken place with respect to the Company and its subsidiaries. In the event the Potential Transaction is consummated, the Common Stock would cease to be quoted in any inter-dealer quotation system of a registered national securities association and would be deregistered with the SEC.

The Proposal submitted by General Atlantic and Cheung Kong is non-binding and does not create any agreement, arrangement or understanding among Purchaser, Cheung Kong, General Atlantic, the Company or any other parties with respect to the Company or the Common Stock or any other class of capital stock of the Company for purposes of any law, rule, regulation, agreement or otherwise, until such time as definitive documentation and any agreement, arrangement or understanding have been approved by the Board and thereafter executed and delivered by the Company and all other appropriate parties. The Board of Directors formed a special committee of independent directors (the “Special Committee”), which engaged independent legal counsel and an independent financial advisor. The Special Committee, together with its independent advisors, evaluated the Proposal and determined to proceed with negotiating the terms of a potential transaction with General Atlantic and Cheung Kong. The transaction has not yet been finalized and has not been approved by the Special Committee or the Board. There is no assurance that this transaction or any other transaction will be consummated.

Indemnification

Our articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the California Corporations Code. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we may indemnify our directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.

Certain Relationships and Related Transactions

We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the independent and disinterested members of our board of directors or an independent and disinterested committee of the board.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected Burr, Pilger & Mayer LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent registered public accountants for ratification by the shareholders at the Annual Meeting.

On September 15, 2006, the Audit Committee of the Board of Directors approved the dismissal of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for fiscal year 1999 through fiscal year 2005, and approved the engagement of Burr, Pilger & Mayer LLP to serve as the Company’s principal independent registered accounting firm to audit the Company’s financial statements for the year ending December 31, 2006, effective immediately.

PricewaterhouseCoopers LLP’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2005 and 2004 and through September 15, 2006, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to them in their reports on the Company’s financial statements for such years. During the fiscal years ended December 31, 2005 and 2004 and through September 15, 2006, except as noted below, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

In the Item 4 section of the Company’s Form 10-Q for the quarter ended June 30, 2006 and in the Item 9A section of the Company’s Form 10-K for the year ended December 31, 2005, management of the Company indicated that its controls were not effective and disclosed the existence of four material weaknesses in internal controls as of June 30, 2006 and 2005, March 31, 2006 and 2005, September 30, 2005 and December 31, 2005. The material weaknesses are as follows: (1) Lack of expertise and resources to analyze and apply generally accepted accounting principles to significant non-routine transactions; (2) Inadequate controls over period-end financial reporting processes; (3) Inadequate segregation of duties; and (4) Inadequate controls over access to financial applications and data.

Please refer to the Item 9A section of the Company’s Form 10-K for the year ended December 31, 2005 for a description of the management’s remediation initiatives for the four material weaknesses described above. The Company has authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of Burr, Pilger & Mayer LLP concerning the subject matter of each of the four material weaknesses described above.

A copy of PricewaterhouseCoopers LLP’s letter addressed to the SEC stating whether or not it agrees with the above statements, dated September 19, 2006, was filed as Exhibit 16.1 to the related Current Report on Form 8-K filed with the SEC on September 21, 2006. In addition, the Company provided PricewaterhouseCoopers LLP and Burr, Pilger & Mayer LLP with a copy of this proxy statement prior to its filing with the SEC.

Prior to their engagement, the Company had no consultations or discussions with Burr, Pilger & Mayer LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of opinion that might be rendered by them on our financial statements or any matter that was either the subject of a disagreement with PricewaterhouseCoopers LLP or a reportable event. Further, prior to their engagement, the Company received no oral or written advice of any kind from Burr, Pilger & Mayer LLP.

Representatives of Burr, Pilger & Mayer LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

Shareholder ratification of the selection of Burr, Pilger & Mayer LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Burr, Pilger & Mayer LLP to the shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Audit Fees

The aggregate fees for professional services billed by PricewaterhouseCoopers LLP and Burr, Pilger & Mayer LLP, as applicable, in connection with their audit of our consolidated financial statements, reviews of the consolidated financial statements included in its quarterly reports on Form 10-Q and related statutory and regulatory filings were:

	PricewaterhouseCoopers LLP	Burr, Pilger & Mayer LLP
Year ended December 31:
2006	$1,058,400	$228,669
2005	$1,198,500	$—

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP and Burr, Pilger & Mayer LLP, as applicable, for assurance and related services related to the performance of their audit and review of our financial statements that are not included in the “audit fees” above were:

	PricewaterhouseCoopers LLP	Burr, Pilger & Mayer LLP
Year ended December 31:
2006	$181,000	$—
2005	$—	$—

These audit-related fees billed by PricewaterhouseCoopers LLP were incurred in connection with the sale of the Hosted Assets.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP and Burr, Pilger & Mayer LLP, as applicable, for professional services related to tax compliance, tax advice and tax planning were:

	PricewaterhouseCoopers LLP	Burr, Pilger & Mayer LLP
Fiscal year ended December 31:
2006	$10,400	$—
2005	$303,412	$—

These professional service fees billed by PricewaterhouseCoopers LLP related to tax compliance work for domestic and international tax filings, consultation on sales, use and franchise tax filings and audits, consultation on foreign statutory compliance. These professional service fees billed by PricewaterhouseCoopers LLP related to tax compliance decreased in 2006 from 2005 due to a change we made in professional tax service providers.

All Other Fees

There were no fees billed by PricewaterhouseCoopers LLP and Burr, Pilger & Mayer LLP, as applicable, for any other products and services not included in “audit fees,” “audit-related fees,” and tax fees.

Pre-Approval Policies and Procedures

The Audit Committee charter and SEC rules require the Audit Committee, or a committee of the Audit Committee, to pre-approve the provision of all auditing and non-audit services to us and our subsidiaries by our independent registered public accounting firm and all audit and non-audit engagement fees and terms. The Audit Committee must also pre-approve the engagement of non-audit services to be performed by other certified public accounting firms that are not our independent registered public accounting firm. In connection with the approval of non-audit services, the Audit Committee must consider whether the independent registered public accounting firm’s performance of any non-audit services is compatible with the independence of its auditors. In fiscal years 2006 and 2005, the Audit Committee pre-approved 100% of the services performed by our independent registered public accounting firm relating to “audit-related fees,” “tax fees,” and “all other fees.”

Vote Required

A majority of affirmative votes cast by holders of the shares of Common Stock, Series D Preferred Stock and Series E Preferred Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Burr, Pilger & Mayer LLP.

Recommendation of the Board of Directors

The Board of Directors recommends a vote in favor of the ratification of Burr, Pilger & Mayer LLP as the company’s independent registered public accountants.

Unless otherwise instructed, the proxy holders named in each proxy will vote the shares for the ratification of Burr, Pilger & Mayer LLP as the Company’s independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors and the Audit Committee in June 2000 and amended in June 2002 and January 2004. All of the members of the Audit Committee are independent as defined by the Company’s standards as set forth in the Audit Committee Charter and the independence standards established by the Nasdaq Stock Market.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K, with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for the fiscal year ended December 31, 2006.

The Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee took several steps in making this recommendation for 2006, including, discussing with Burr, Pilger & Mayer LLP, the Company’s independent registered accountants for that fiscal year, those matters the independent registered public accountants communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. Additionally, the Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

The members of the Audit Committee have reviewed and approved the Officer’s Report on Corporate Governance Policies included as Appendix A to this Proxy Statement.

In addition, the Audit Committee has discussed with the Company’s independent registered public accountants their independence from management and the Company, including the matters received in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. This discussion and disclosure informed the Audit Committee of the accountants’ independence, and assisted the Audit Committee in evaluating such independence.

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereto and irrespective of any general incorporation language contained in such filing.

Finally, the Audit Committee reviewed and discussed, with the Company’s management and the independent accountants, the Company’s audited consolidated balance sheet at December 31, 2006 and December 31, 2005 and consolidated statements of operations, shareholders’ equity and cash flows for the three years ended December 31, 2006. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

Ross Dove

Michael J. Shannahan

Frost R.R. Prioleau

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of shareholders that are intended to be presented at the Company’s Annual Meeting of Shareholders in 2008 must be received by the Secretary of the Company by July 19, 2008, to be included in the proxy statement and proxy relating to that meeting. Shareholder proposals received by the Company after that time are considered untimely. In addition, a shareholder proposal will be ineligible for presentation at the meeting unless the shareholder gives such timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the shareholder’s notice not less than 120 days before the one-year anniversary of the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting, or July 19, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. To our knowledge, we believe that during the fiscal year ended December 31, 2006, our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements, other than Mr. Palomba who filed one late Form 4 in connection with the sale of Common Stock pursuant to a previously adopted Rule 10b-5(1) trading plan and Messrs. Bobba, Dew, Clark, Dove, Ferrer, lp, Palomba, Prioleau, Shannahan, Twohig and Zukerman who each filed one late Form 4 in connection with the surrender of their outstanding options and the receipt of new options in connection with our option exchange tender offer pursuant to the Schedule TO filed with the SEC on May 31, 2006. In making this statement, we have relied upon the written representations of our directors and officers.

MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

The Board is not aware of any other matters to come before the meeting. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed Proxy promptly.

The Company’s 2006 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of the exhibits to the Annual Report on Form 10-K but will charge a reasonable fee per page to any requesting shareholder. Shareholders of record may make such request in writing to the Company at 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Michael A. Plumleigh, Secretary. The request must include a representation by the shareholder that as of November 23, 2007, the shareholder was entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ Michael A. Plumleigh

Michael A. Plumleigh

Secretary

Dated: November 28, 2007

APPENDIX A

CRITICAL PATH, INC.

(a California corporation)

November 28, 2007

OFFICER’S REPORT ON CORPORATE GOVERNANCE POLICIES

I, Michael A. Plumleigh, in my capacity as Secretary of Critical Path, Inc. (the “Company”), provide the following report to the members of the Audit Committee as required by the Order and Final Judgment entered December 9, 2003 in the matter entitled In Re Critical Path, Inc. Derivative Litigation (the “Order and Final Judgment”):

I have reviewed Exhibit A to the Order and Final Judgment and I hereby inform you that the Company has performed all the covenants and conditions contained in Exhibit A required to be performed by it.

/s/ Michael A. Plumleigh

Michael A. Plumleigh

Secretary

A-1

CRITICAL PATH, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To be held on December 27, 2007

The undersigned hereby appoints James A. Clark and Michael A. Plumleigh, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Critical Path, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Critical Path, Inc. to be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, 50 Fremont Street, San Francisco, CA 94105-2228 on December 27, 2007 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal 1 regarding the election of directors, FOR Proposal 2 as more specifically described in the Proxy Statement, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To elect seven directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified consisting of Mario Bobba, Ross M. Dove, Mark J. Ferrer, Gerald Ma Lai Chee, Mark E. Palomba, Frost R.R. Prioleau and Michael J. Shannahan:

☐ FOR ALL NOMINEES                                    ☐ WITHHELD FROM ALL NOMINEES

☐ FOR ALL NOMINEES, EXCEPT AS NOTED BELOW

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the appointment of Burr, Pilger & Mayer LLP as the Company’s independent registered public accountants for the 2007 fiscal year:

☐ FOR                                 ☐ AGAINST                                 ☐ ABSTAIN

In their discretion, the proxies of the undersigned are authorized to vote upon such other business as may properly come before the meeting or any postponements, continuations and adjournments thereof.

Dated: __________________________, 2007

___________________________________________

___________________________________________

___________________________________________

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.